RESTATED ARTICLES OF INCORPORATION
                                       OF
                           CHARLES SCHWAB & CO., INC.

         1. The name of the corporation is Charles Schwab & Co., Inc.

         2. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

         3. This corporation shall be governed by all of the provisions of the new law, as that term is defined in section 2300 of the California Corporations Code, not otherwise applicable to it under Chapter 23 of the Code.

         4. (a) The corporation is authorized to issue two classes of shares to be designated "preferred" and "common" and herein referred to as "preferred shares" or "preferred stock" and "common shares" or "common stock," respectively. The total number of preferred shares authorized is three million (3,000,000) shares, and the total number of common shares authorized is seven million (7,000,000) shares. Each share of preferred stock shall have a par value of ten cents ($0.10); and each share of common stock shall have a par value of ten cents ($0.10).

                  (b) The preferred shares authorized by these Articles of Incorporation may be issued from time to time in one or more series. The board of directors of the corporation is hereby authorized to fix the number of shares, and determine the designation, of each series of preferred shares and may determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of preferred shares, including, without limitation, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences. As to any series the number of which is fixed by the board of directors as authorized herein, the board of directors may, within any limit and restriction stated in the resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, increase or decrease (but not below the number of shares of such series then outstanding), the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting the decrease shall resume the status which they had prior to the adoption of




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Charles Schwab & Co., Inc.
Restated Articles of Incorporation                                    Page two
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the resolution originally fixing the number of shares of that series.

                  5. No dividends shall be declared or paid which shall impair the capital of the corporation nor shall any distribution of assets be made to any shareholder unless the value of the assets of the corporation remaining after such payment or distribution is at least equal to the aggregate of its debts and liabilities, including capital.

                  6. The corporation is authorized to redeem or convert to a fixed income security all or any part of the outstanding shares of voting stock of the corporation owned by any person required to be approved by the Board of Directors of The New York Stock Exchange, Inc., as a member, allied member or approved person who fails or ceases to be so approved as may be necessary to reduce such person's ownership of voting stock in the corporation below that level which enables such person to exercise controlling influence over the management or policies of the corporation. The corporation shall have the option to determine whether such person's shares shall be redeemed or converted to a fixed income security. For purposes of redemption or conversion to a fixed income security the shares of voting stock shall be valued at their fair market value. If the corporation and the shareholder cannot agree on the fair market value of shares to be redeemed and/or the terms and conditions of the fixed income security into which the shares of voting stock are to be converted, the matter shall be submitted to arbitration and the decision of the arbitrator shall be final and binding on the corporation and the shareholder.


                  Dated:            March 2, 1981.

                  I declare that the foregoing form of Restated Articles of Incorporation is the form that has been approved by the board of directors of this corporation.



                                              /s/ BARBARA AHMAJAN
                                              --------------------------------
                                               Barbara Ahmajan,
                                               Corporate Secretary